SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This AGREEMENT (this “Agreement”) is made and entered into by and between Raymond A. Cardonne, Jr. (the “Executive”) and Refac Optical Group (the “Company”) as of February 28, 2007.

WHEREAS, the Executive has been employed by the Company pursuant to an Employment Agreement dated as of April 1, 2005, as amended on March 30, 2006 (the “Employment Agreement”);

WHEREAS, the Company has decided to eliminate the Executive’s position due to a reduction in force and reorganization;

WHEREAS, the Executive shall resign from his employment with the Company effective February 28, 2007;

WHEREAS, the Company and the Executive believe it is in the best interests of the Company to enter into this Agreement and provide for an orderly transition of the Executive from the Company, and the agreements provided herein, in exchange for the benefits to the Executive set forth herein.

WHEREAS, the Company and the Executive, who have received independent legal advice in this matter, wish to resolve all matters between them by providing Executive with the separation benefits agreed upon in this Agreement;

NOW, THEREFORE, in consideration of the separation benefits as outlined below, the parties have reached a full and final resolution of any and all matters in controversy, disputes, causes of action, claims, contentions and differences between them, and hereby agree and understand as follows:

1.	RELEASE

1.1.        The persons released pursuant to Section 1.2 shall be defined as the Company, its successors, assigns, representatives, insurers, parents, subsidiaries, divisions, affiliates and related companies, present and former officers, agents, directors, supervisors, attorneys, employees, and each and every one of them and their heirs, executors, administrators, successors and assigns, and all persons acting by, through, under or in concert with them.

1.2.        Executive does hereby irrevocably and unconditionally release and forever discharge, and by these presents do for himself, his heirs, beneficiaries, executors, administrators, representatives, spouses, children, successors and assigns, release and forever discharge the Company and its successors, assigns, representatives, insurors, parents, subsidiaries, divisions, affiliates and related companies, present and former officers, agents, directors, supervisors, attorneys, employees, insurers, and each and every one of them and their heirs, executors, administrators, successors and assigns, and all persons acting by, through, under or in concert with them of and from any and all manner of action and actions, cause and causes of action, suits, claims, debts, sums of money, accounts, reckonings, bonds, bills, claims for attorneys’ fees, interest, expenses and costs, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of any nature whatsoever known or unknown, suspected or unsuspected, in law or in equity, civil or criminal, vested or contingent, which Executive ever had, now has or asserts or which he or his heirs, executors, successors, assigns or administrators hereafter can, shall or may have or assert against the Company, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof, it being the intention herein to release the Company from any and all claims of any and every nature, whether known or unknown, unrestricted in any way by the nature of the claim, including, though not by way of limitation, all matters that were asserted or could have been asserted in all actions or claims identified above or any matter arising out of Executive’s employment with the Company, and any other state or federal statutory, constitutional, contract or common law claims, including, but not limited to, all claims, including those brought under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e, et seq., (“Title VII”), the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C §1981, et seq. (“Civil Rights Act”), the Civil Rights Act of 1991, as amended, 42 U.S.C. §1981a, et seq. (“CRA of 1991”), the Americans with Disabilities Act, 42 U.S.C. §12101, et seq. (“ADA”), the Family and Medical Leave Act, 29 U.S.C. §2601, et seq. (“FMLA”), the Fair Labor Standards Act, 29 U.S.C. §201, et seq. (“FLSA”), the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C §1001, et seq. (“ERISA”), the Equal Pay Act, 29 U.S.C. §201, et seq., (“EPA”), the Rehabilitation Act, 29 U.S.C. §701, et seq. (“RA”), Whistleblower Protection Statutes, 10 U.S.C §2409, 12 U.S.C. §1831j, 31 U.S.C. §5328, 41 U.S.C. §265, (collectively as “WPS”), the New Jersey Law Against Discrimination (“NJLAD”), N.J.S.A. 10:5-1 et seq., The Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et. seq. (“CEPA”), and/or any and all other federal, state or local statutes, laws, rules and regulations pertaining to employment, as well as any and all claims under state contract, common or tort law, including claims for breach of contract, promissory estoppel, detrimental reliance, breach of a covenant of good faith and fair dealing, negligent retention, defamation, loss of consortium, breach of public policy or for benefits (except for vested benefits), except that the Executive specifically reserves the right to enforce the terms and conditions of this Agreement against the Company for any breach of a duty, condition or responsibility outlined herein. Notwithstanding this Agreement, the Company acknowledges that Executive is not releasing (a) his vested 401(k) plan balance, (b) benefits under COBRA and the New Jersey state law continuation coverage provisions for health and dental insurance, (c) any claim for indemnification under any federal or state law, or under the Company's Certificate of Incorporation or by-laws, (d) coverage under any insurance policy maintained by the Company now or in the future, or (e) any claim for workers compensation.

1.3.        The Company hereby agrees and acknowledges that by signing this Agreement, it is, to the maximum extent permitted by law, and the Company By-Laws, waiving and releasing its rights to assert any form of legal claim against the Executive whatsoever, for any alleged action, inaction, or circumstance existing or arising from the beginning of time through the execution of this Agreement. The Company’s waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action against the Executive, or his heirs, executors or assigns seeking any form of relief, including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever, including, without limitation, compensatory damages, punitive damages, attorney’s fees and any other costs against the Executive, for any alleged action, inaction or circumstance existing, or arising, through the date of the execution of this Agreement. Notwithstanding this Agreement, the Executive acknowledges that the Company is not releasing the Executive from any action (i) where he knowingly acted in bad faith and in a manner that was not in the best interests of the Company or (ii) if he had reasonable cause to believe that his conduct was criminally unlawful. Furthermore, and notwithstanding the foregoing, this section does not release the Executive from any obligation expressly set forth in this Agreement.

1.4.        Except as to those provisions dealing with confidentiality (Section 18), the Executive's Employment Agreement is hereby terminated.

2.	PAYMENT

2.1.        Executive understands that, in consideration for the promises and agreements set forth herein, Executive and the Company agree to the following:

2.2.        The Company will pay to Executive as full and complete settlement and final satisfaction of the claims raised and any and all other claims that Executive has or may have against the Company through the date of execution of this Agreement in accordance with the following manner:

2.2.1    The Company will pay to Executive the gross sum of THREE HUNDRED SIXTY FIVE THOUSAND EIGHT HUNDRED EIGHTY-THREE DOLLARS ($365,883.00) minus (a) any portion thereof which Executive may request in writing be paid into his 401(k) account for 2007 and (b) lawful withholding deductions. The Company shall issue an IRS Form W-2 to Executive.

2.2.2.	All accrued but unpaid salary and 3.5 accrued vacation days.

2.2.3     With respect to all outstanding stock options held by the Executive, all outstanding stock options held by the Executive as of the execution date of this Agreement shall become vested and shall be deemed cancelled in exchange for a lump sum payment of ONE HUNDRED SEVENTEEN THOUSAND ONE HUNDRED TEN DOLLARS ($117,110.00). This amount, in addition to the amount set forth in ¶2.2, shall be paid by wire transfer within ten (10) calendar days of execution of this Agreement.

2.2.4.    The Company acknowledges and represents that the Executive is in no way restricted from exercising his Payment Right for any shares he might own regardless of any prior understandings, whether written or oral.

2.3.        Executive’s and his eligible dependents’ health and dental insurance shall remain in effect until the close of business on February 28, 2007 after which Executive and his eligible dependents shall be eligible for group health and dental continuation coverage as provided under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and the continuation coverage provisions under New Jersey state law at the same level of coverage as Executive and his eligible dependents held on February 28, 2007. Such coverage shall be at the Executive’s expense, except that the Company shall pay One Hundred percent (100%) of the Executive’s and his eligible dependents health and dental premiums (i.e. COBRA or New Jersey state continuation costs) through February 29, 2008, subject to any normal employee co-pays and deductibles, which will continue to be paid by Executive at the same level as paid by the Executive on February 28, 2007. Should the Company terminate its current health or dental insurance plan or carrier or Third Party Administrator, in any way, shape or form, it must provide continuation coverage to the Executive and his eligible dependents under any new plan or with any new carrier or with individual policies, if necessary. If Executive is paying for COBRA premiums with one of the above events having taken place, the Company warrants that the premium will be no more than the COBRA premium as of February 28, 2007 and any savings in premium will be passed on to Executive. This is a material provision of this Agreement. Notwithstanding the above, the Company shall cease to pay Executive’s and his eligible dependents’ health and dental premiums upon Executive becoming eligible, at any time before February 29, 2008, for health and/or dental insurance from another employer. Executive shall promptly notify the Company when he becomes so eligible.

2.4.        The Company hereby agrees to keep Executive on its life, accidental death and disability, and disability insurance policies and to pay One Hundred percent (100%) of the premiums through February 29, 2008. Notwithstanding the above, the Company shall cease to pay the premiums for any particular insurance upon Executive becoming eligible, at any time before February 29, 2008, for such insurance from another employer. Executive shall promptly notify the Company when he becomes so eligible.

2.5.        The Company shall pay for outplacement services for Executive at a level and through a provider designated by the Company.

2.6.        The Company shall reimburse the Executive for any outstanding business expenses for which he is entitled to be reimbursed within ten (10) calendar days of Executive's execution of this Agreement.

2.7.        All payments under this Agreement must be paid within ten (10) calendar days of Executive's execution of this Agreement. The Company shall issue the required tax documentation to the Executive.

2.8.         Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation. Each of the Executive and the Company shall bear their respective tax liabilities, if any, resulting from this Agreement. The Executive acknowledges that the Company has made no representations about the tax consequences of any amount received by him pursuant to the terms of this Agreement.

2.9.        Executive acknowledges that the payment of the monies set forth above represent any and all monies to be paid by or for Company.

3.	INDEMNIFICATION

3.1.        The Company shall indemnify and hold the Executive harmless from and against all claims and liabilities, whether they proceed to judgment, or are settled, and to which the Executive may become subject by reason of his being, or having been an officer and shareholder of the Company, or by reason of any action alleged to have been taken or omitted by him as an officer and shareholder of the Company.

Should the Executive be sued for any alleged actions related to his employment with the Company, or should he become a target of any investigation by any local, state, or federal government agency for any alleged actions related to his employment with the Company, or should the Executive be indicted, or otherwise be subjected to criminal prosecution for any alleged actions related to his employment with the Company, the Company agrees to indemnify Executive for all damages assessed, settlement monies paid, attorney’s fees and costs, including, but not limited to court costs, expert witnesses, and any and all other costs incurred in connection with the alleged action. Notwithstanding this Section 3.1, the Executive shall not be indemnified or reimbursed under the foregoing provisions in any matter if it shall be determined that the Executive’s actions or omissions, constituted willful misconduct, or bad faith in the conduct of his duties on behalf of the Company, or such action or omission was for personal, economic gain.

The rights accruing to the Executive under this section shall supplement any other right of indemnity to which he may be entitled at law or equity, or under the Certificate of Incorporation of the Company and the Company’s By-Laws as the same were constituted on February 28, 2007.

It is further understood that any further changes that may be made to the Company’s Certificate of Incorporation, or By-Laws, will not adversely affect any right of protection or indemnification of the Executive. It is further agreed that if enhanced indemnification coverage is provided to any officer of the Company, the Executive will be provided with the same enhanced coverage.

3.2.        The Company warranties and represents that it will provide coverage to Executive with Directors’ and Officers’ Liability Insurance policy to the same extent as the Company’s officers.

4.	RESIGNATION

4.1.        Executive resigns from employment with Company effective February 28, 2007. As of such date Executive resigns from all director, officer, resident agent or committee positions with Company and any of its subsidiaries and affiliates. Executive agrees to execute any separate resignation notices for such purpose as requested by Company.

5.	CONSIDERATION

5.1.        Executive further acknowledges that the only consideration for signing this Agreement is as set forth in this Agreement; that the consideration received for executing this Agreement is greater than that ordinarily provided by Company under any contract, severance plan, policy or practice; that no other promise or agreements of any kind have been made to him or with him by any person or entity whatsoever to cause him to sign this Agreement; that he is competent to execute this Agreement; and that he has been advised and given the opportunity to consult advisors, legal and otherwise, of his own choosing; that he has had up to twenty-one (21) days to consider and review this Agreement; and that he fully understands the meaning and intent of this Agreement.

5.2.        Both the Company and the Executive acknowledge and represent that they have relied on independent legal advise as to all matters included in this Agreement, and have not relied upon any representation of the other party, outside of this written Agreement.

6.	CONFIDENTIALITY

6.1.        The Executive understands and agrees that he shall keep confidential and shall make no disclosure of, nor reference to, the existence or the terms of this Agreement to any person, firm, corporation, association, partnership or any entity of any kind, or individual whatsoever, including, but not limited to, current, former or future employees, officers, or directors of the Company, or any of their related or commonly controlled entities. This confidentiality requirement shall not prohibit the Executive or his attorney from disclosure to Executive's spouse, his children, his accountants, health care providers, outplacement firms, financial advisors and/or attorneys, taxing authorities, or in compliance with valid court process.

6.2.        If the Company files the Agreement with any governmental agency, or otherwise discloses the terms of this Agreement to anyone other than an officer, director, attorney, or employee of the Company, the Company shall notify the Executive within two (2) calendar days of disclosure.

6.3.        The Executive shall hold confidential all information, knowledge or data (whether written; electronic or oral) relating to the Company or any of its affiliates that he has obtained during his employment by the Company or any of its affiliates that is not public knowledge as defined in Section 18 of his Employment Agreement (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time, except with the prior written consent of the Company or as otherwise required by law or legal process. This ¶ 6.3 shall not apply to any such Confidential Information which is or becomes in the public domain, or is generally disclosed to third parties by the Company without restrictions on such third parties. The Executive shall return to Company, if he has not already done so, without retaining any copies, all Confidential Information, including, but not limited to, documents and memoranda, and all other property belonging to the Company which is in the Executive's possession or control and of which he is aware. If he subsequently discovers that he has any additional Confidential Information, he shall promptly turn same over to the Company.

6.4.       Nothing contained in the foregoing shall be deemed to prohibit or restrict testimony or statements in any legal or administrative proceeding, action, deposition, affidavit, certification, investigation or inquiry regarding the Company or the Executive's employment.

7.	NON-DISPARAGEMENT

7.1.        The Executive shall not make, participate in the making of, or encourage any other person to make, any statements, written or oral, that criticize, disparage, or defame the goodwill or reputation of, or which is intended to embarrass or adversely affect the morale of, the Company, or any of its present, former or future directors, officers, executives, employees and/or affiliates.

7.2.        The Company shall not make, participate in the making of, or encourage any other person to make, any statements, written or oral, that criticize, disparage, or defame the goodwill or reputation of, or which is intended to embarrass or adversely affect the morale of, the Executive. In addition, the Company shall use reasonable efforts consistent with prudent business practices to discourage its present, former or future directors, officers, executives, employees and/or affiliates from making any such disparaging remarks about the Executive.

7.3.        Each of the Company and the Executive shall not make any negative statements, written or oral, relating to Executive's employment or the termination of his employment, or any aspect of the business of the Company or any of its affiliates.

7.4.         Nothing contained in the foregoing shall be deemed to prohibit or restrict testimony or statements in any legal or administrative proceeding, action, deposition, affidavit, certification, investigation or inquiry regarding the Company or the Executive's employment.

8.	CHOICE OF LAW AND FORUM

8.1.        This Agreement shall in all respects be interpreted, enforced, and governed under the substantive and procedural laws of the State of New Jersey. The parties hereby agree that any and all disputes regarding this Agreement shall be submitted to the Superior Court for the State of New Jersey, or if subject matter jurisdiction exists, the United States District Court for the District of New Jersey.

9.	NOTICES

9.1.        All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Executive:

Raymond A. Cardonne, Jr.

81 Katydid Drive

Branchburg, New Jersey 08876

Tel: (908) 203-9328

Edward F. Broderick, Jr.

Broderick, Newmark & Grather, P.C.

20 South Street

Morristown, New Jersey 07960

Tel: (973) 538-0084

If to the Company:

Refac Optical Group

5 Harmon Drive, Building D

Blackwood, New Jersey 08012

Attn: Chief Executive Officer

Tel: (856) 228-0077, ext. 2881

John C. Cashen

Bodman LLP

201 W. Big Beaver Road, Suite 500

Troy, Michigan 48084

Tel: (248) 743-6077

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

10.	CONSTRUCTION

10.1.      The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any of the parties. There shall be no presumption or construction against the party who caused this Agreement to be drafted.

11.	ENTIRE AGREEMENT

11.1.     This Agreement sets forth the entire Agreement between the parties hereto and supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof, except that the provisions of Section 18 of the Employment Agreement on confidential information shall continue in force. This Agreement cannot be modified orally but only in a written document signed by Executive and the President and CEO of the Company.

12.	WHO IS BOUND

12.1.      All signatories to this Agreement are hereby bound by its terms. All who succeed to the rights and responsibilities of all signatories, including heirs, executors, assigns and successors in interest, are also bound by this Agreement.

13.	REVOCATION

13.1.      It is understood and agreed that Executive may revoke this Agreement for any reason for a period of seven (7) days following the execution of this Agreement. Any such revocation must be in writing, signed by Executive and delivered or mailed so as to arrive within such seven (7) days to J. David Pierson, President and CEO, at the Company address in Section 9.1.

14.	NON-ADMISSIONS

14.1.      This Agreement is not an admission of liability or wrongdoing by any party. Each party agrees that it will not characterize the actions of any other party as an admission of liability or wrongdoing on the part of the other party.

15.	RESTRICTIONS ON BUSINESS ACTIONS

a.            Non-Solicitation. Executive agrees that for one (1) year after the execution of this Agreement, Executive shall not directly or indirectly or through another entity or person, induce or attempt to induce any customer, i.e., any prior or current customer of Company or its subsidiaries, potential customer, i.e., any entity identified in documents of the Company or its subsidiaries within the last one (1) year as a target for potential business, supplier, or other business relation of Company to (i) cease doing business with Company or its subsidiaries, (ii) do business with an entity or person other than Company or its subsidiaries with respect to business which is competitive with the business of Company or its subsidiaries or (iii) in any way interfere with the relationship between any such customer, potential customer, supplier, or business relation and Company or it subsidiaries.

b.            Non-hiring of Company Employees. For two (2) years after the execution of this Agreement, Executive shall not directly or indirectly or through another entity or person (i) induce or attempt to induce any Restricted Employee to leave the employ of Company or its subsidiaries or in any way interfere with the relationship between Company or its subsidiaries and any Restricted Employee or (ii) hire any Restricted Employee. A “Restricted Employee” is a person who was an employee of Company or its subsidiaries at any time during Executive’s employment with Company or the foregoing two (2) year period; provided that such person shall not be considered a Restricted Employee one (1) year after such person is no longer an employee of Company or its subsidiaries.

16.	NO SUPPORT FOR CLAIMS AGAINST COMPANY

16.1.      Unless compelled by law, Executive will not provide, directly or indirectly, any information, encouragement or assistance to any person or entity considering or pursuing a claim or lawsuit against Company or its subsidiaries.

17.	RETURN OF PROPERTY

17.1.      Executive shall promptly return all property of Company in his possession including, but not limited to: laptop, docking station, blackberry, keys or access cards, software, equipment and Company records, whether electronic or printed, without retaining any copies thereof. Executive represents that he has destroyed, and after February 28, 2007 will never use, the Company American Express card in his name.

18.	CONTINUED ASSISTANCE

18.1.      Executive agrees to be reasonably available to Company from time to time for the purpose of providing input, consultation or advice on matters which were pending as of, or preceded, his last date of employment. These contacts will usually be telephonic in nature and will not unreasonably interfere with Executive’s ability to engage in other pursuits. Executive shall not be eligible for any compensation for this assistance.

19.	COOPERATION IN FUTURE PROCEEDINGS

19.1.      Executive agrees to cooperate fully with Company in its defense of or other participation in any administrative, judicial, arbitral, investigative or other proceeding arising from any charge, complaint or other action that has been or may be filed, or with respect to which the Company may become involved, relating to any matter occurring during Executive’s employment with Company. Executive shall not be eligible for any compensation for this cooperation other than regular witness fees and reimbursement for his reasonable out-of-pocket costs, except that Executive shall be reimbursed for any actual loss of salary (per diem) incurred by him for any absence from work caused by the need to testify before any court, committee, regulatory body, agency or tribunal.

20.1	VIOLATION OF AGREEMENT

20.1.      In any action for violation of this Agreement, the prevailing party shall be entitled to recover its/his reasonable costs and attorney fees.

21.	COUNTERPARTS, FACSIMILES AND COPIES

21.1.      The parties agree that this Agreement may be executed in counterparts. The parties further agree that a facsimile or copy of a signature shall have the same force and effect as an original.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first set forth above.

Executive: RAYMOND A. CARDONNE, JR. /s/ Raymond A. Cardonne Dated: March 30, 2007	The Company: REFAC OPTICAL GROUP By: /s/ J. David Pierson Its: President and CEO Dated: March 30, 2007